Exhibit 99.1

    ACR Group, Inc. Reports Income More Than Doubles in the Nine Months Ended
               November 30, 2003; Third Quarter Solidly Profitable

   Sales in Key Air-Conditioning States Boost Profits; New Branches Open

   HOUSTON, Jan. 7 /PRNewswire-FirstCall/ -- ACR Group, Inc.
(OTC Bulletin Board: ACRG), a leading wholesale distributor of air-conditioning, heating, and refrigeration equipment and supplies, today reported record operating results and sales for the nine months and quarter ended November 30, 2003, the third quarter of fiscal 2004.

   Net income for the nine-month period ended November 30, 2003 rose 116% to $2,202,000, or $0.21 per share, from $1,020,000, or $0.10 per share, for the nine-month period ended November 30, 2002. An accounting change and differences in the effective applicable tax rate, as described below, affected the comparability of results of operations between fiscal 2004 and fiscal 2003. Income before taxes and cumulative effect of an accounting change was $3,568,000 in the nine-month period ended November 30, 2003, compared to $2,013,000 for the nine-month period ended November 30, 2002, an increase of 77%. The increase in income from fiscal 2003 to fiscal 2004 was attributable both to lower interest costs and to improved sales and gross margins in Texas, California and Florida, the three states that utilize the most air-conditioning in the country.

   In the first quarter of fiscal 2003, the Company adopted a new accounting standard for determining the amount of goodwill to be carried on the Company's balance sheet. Utilizing the prescribed criteria, the Company determined that it was appropriate to write off the entire unamortized amount of goodwill associated with its filter manufacturing operation. Net of taxes, such writeoff amounted to $483,000, or $0.04 per share, and is reported in the Company's fiscal 2003 income statement as a cumulative effect of accounting change. In fiscal 2004, the Company has estimated a federal income tax rate of 34% to systematically amortize through fiscal 2004 the deferred tax asset related to its net operating loss carryforward and to provide for taxes payable. In fiscal 2003, the Company estimated a tax rate of 21% to amortize its deferred tax asset, and the current provision for income taxes consisted principally of federal alternative minimum taxes and state income taxes.

   For the nine-month period ended November 30, 2003, the Company reported sales of $136.0 million, an increase of 6% from sales of $128.6 million for the nine-month period ended November 30, 2002. Same-store sales in the first eleven months of calendar 2003 also increased 6% over 2002, compared to a 1% increase in industry-wide product shipments during the same period based on data compiled by a leading industry trade association.

   Net income for the quarter ended November 30, 2003 increased to $286,000, or $0.03 per share, from a net loss of $108,000, or $(0.01) per share, for the quarter ended November 30, 2002. Pre-tax income increased even more significantly, to $478,000 in 2003 from a pre-tax loss of $157,000 in 2002. Consolidated sales increased 11%, to $42.2 million in 2003 from $37.9 million in 2002, and same-store sales increased 13%. Almost one-half of the increase in third quarter sales in fiscal 2004 was attributable to a contract with a new customer. This contract is presently expected to continue through calendar 2004.

   The Company also opened new branches in Fort Myers and Orlando, FL in the third quarter. A branch in Sun Valley, CA, in the eastern San Fernando Valley, opened at the beginning of January 2004, and a branch in Sarasota, FL is expected to open around the end of fiscal 2004.

   Commenting on the Company's third quarter results, Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated, "Continued strong business in the primary air-conditioning states helped us to our first profitable fiscal third quarter in four years. We are expanding our footprint in those states as quickly as opportunities arise. By shedding our filter manufacturing business at the end of the second quarter, we are now able to focus solely on our core distribution businesses. Our newest business units in Florida and California have attained critical mass and are still growing at a much more rapid rate than the HVACR industry. These factors collectively have enabled the Company for the second straight quarter to reach record levels of year-to-date sales and pre-tax income."

   About ACR Group, Inc.

   ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration ("HVACR") equipment and supplies. The Company owns and operates 6 companies with 48 locations in 9 states.

   Statements in this news release that relate to management's expectations or beliefs concerning future plans, expectations, events, and performance are "forward-looking" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

                         (financial data to follow)


                              ACR GROUP, INC.
                     CONSOLIDATED RESULTS OF OPERATIONS

            (in thousands of dollars, except per share amounts)
                                (Unaudited)

                                    Quarter Ended         Nine Months Ended
                                     November 30,            November 30,

                                   2003        2002        2003        2002

   Sales                       $  42,187   $  37,902   $ 136,047   $ 128,581
   Cost of sales                  33,057      29,536     106,264     100,635
   Gross profit                    9,130       8,366      29,783      27,946

   Selling, general and
    administrative expenses        8,194       7,937      24,709      24,049
   Depreciation and amortization     231         297         744         895
   Operating income                  705         132       4,330       3,002

   Interest expense                  366         423       1,127       1,339
   Other non-operating (income)     (139)       (134)       (365)       (350)
   Income (loss) before taxes
    and cumulative effect
    of accounting change             478        (157)      3,568       2,013

   Provision (benefit) for
    income taxes:
      Current                        103         (13)        699          97
      Deferred                        89         (36)        667         413

   Income (loss) before
    cumulative effect of
    accounting change                286        (108)      2,202       1,503

   Cumulative effect of
    accounting change,
    net of taxes                     ---         ---         ---        (483)

   Net income (loss)           $     286   $    (108)  $   2,202   $   1,020

   Basic and diluted
    earnings (loss) per share:
      Before cumulative
       effect of change in
       accounting principle    $     .03   $    (.01)  $     .21   $     .14
      Cumulative effect of
       accounting change             ---         ---         ---        (.04)
                               $     .03   $    (.01)  $     .21   $     .10
   Average outstanding shares,
    basic and diluted             10,681      10,681      10,681      10,681

SOURCE  ACR Group, Inc.
   -0-                             01/07/2004
   /CONTACT: Alex Trevino, Jr., President and CEO, or Tony Maresca, Sr. Vice President & CFO, both of ACR Group, Inc., +1-713-780-8532/
   (ACRG)

CO:  ACR Group, Inc.
ST:  Texas
IN:  CST OTC
SU:  ERN